As filed with the Securities and Exchange Commission on March 11, 2004 Registration No. 333-________


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                                NeWave, Inc.
                                ------------
             (Exact Name of Registrant as Specified in its Charter)

                 Utah                                   87-052057
       ---------------------                      -----------------------
      (State of Incorporation)                    (I.R.S. Employer ID No.)

           404 East 1st Street, Suite 1345, Long Beach California 90802
           -----------------------------------------------------------
                    (Address of principal executive offices)


                                Consulting Plans
                 ----------------------------------------------
                            (Full title of the Plan)

                                  Michael  Hill
                             Chief  Executive  Officer
                                NeWave,  Inc.
                        404  East  1st  Street,  Suite  1345,
                            Long  Beach  California  90802
                                (805)  964-9202

                                    --------------
           (Name, address, and telephone number of agent for service)


                       CALCULATION OF REGISTRATION FEE

                  Proposed
Title of          Maximum       Proposed
Securities to be  Amount to be  Offering Price    Aggregate       Amount of
Registered        Registered(1)  Per Share(2)     Offering Price  Registration Fee
----------------  ------------  ----------------  --------------  -----------------
Common Stock       30,000        $3.49              $104,700       $13.19
----------------  ------------  ----------------  --------------  -----------------

(1)Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the Act"), this registration statement shall be deemed to cover additional securities that may be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) on the basis of the average of the high and low prices of the common stock of the Registrant as traded in the over-the counter market and reported on the OTC Electronic Bulletin Board of the National Association of Securities Dealers on March 9, 2004.


PART  I
INFORMATION  REQUIRED  IN  THE  SECTION  10(A)  PROSPECTUS.

ITEM  1.   PLAN  INFORMATION

Pursuant to the Note to Part I of the Form S-8, the information required by
Part  I  is  not  filed  with  the  Securities  and  Exchange  Commission.

ITEM  2.   REGISTRANT  INFORMATION  AND  EMPLOYEE  PLAN  ANNUAL  INFORMATION.

The  Registrant  will  provide without charge to each person to whom a copy of a
Section 10(a) Prospectus hereunder is delivered, upon the oral or written request of such person, a copy of any document incorporated in this Registration Statement by reference. Requests for such information should be directed to NeWave, Inc., 404 East 1st Street, Suite 1345, Long Beach California 90802.

PART II

INFORMATION REQUIRED IN  THE  REGISTRATION  STATEMENT

ITEM 3.  INCORPORATION OF  DOCUMENTS  BY  REFERENCE

The  following  are  hereby  incorporated  by  reference:

(a) The Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2002, as amended, filed pursuant to Section 13(c) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(b) All other reports filed by Registrant pursuant to Section 13(c) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Form 10-KSB referred to in (a) above.

(d) All documents filed by the Registrant pursuant to Section 13 (a) and 15 (d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents. Any statement contained in this registration statement, in a supplement to this registration statement or in a document incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed supplement to this registration statement or in any document that is subsequently incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.


ITEM  4.  DESCRIPTION  OF  SECURITIES.

The Registrant is authorized to issue 100 million shares of common stock, $0.001 par value, and 10 million shares of preferred stock, $0.001 par value.

      Voting Rights. Holders of shares of common stock are entitled to one vote a share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors.

      Dividend Rights. Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of funds of the company legally available therefore.

      Liquidation Rights. Upon any liquidation, dissolution or winding up of the company, holders of shares of common stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's preferred stock.

      Preemptive Rights. Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

      Dissenters' Rights. Under current Utah law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as

      *   mergers,

      *   consolidations,

      *   reorganizations,

      *   substantial  asset  sales,

      *   liquidating  distributions,  and

     *    certain  amendments  to the Registrant's certificate of incorporation.


ITEM  5.  INTEREST  OF  NAMED  EXPERTS  AND  COUNSEL.

No expert or counsel will receive a direct or indirect interest in the small business issuer or was a promoter, underwriter, voting trustee, director or officer or employee of registrant. Nor does any expert or counsel have any contingent based agreement with us or any other interest in or connection to us.


ITEM  6.  INDEMNIFICATION  OF  DIRECTORS  AND  OFFICERS.

Article VI of the Registrant's Articles of Incorporation contains the following provision with respect to liability of directors and officers:

"The Corporation authorizes indemnification of its directors and officers and advancement of expenses, to the extent set forth respectively in Sections 902 and 904 of the Utah Revised Business Corporation Act."

The Utah Revised Business Corporation  Act generally provides that:

A corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if:

          (a)  his  conduct  was  in  good  faith;  and
          (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and
          (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.


 ITEM  7.  EXEMPTION  FROM  REGISTRATION  CLAIMED.

     Not  applicable.

ITEM  8.  EXHIBITS.

Exhibit  No.     Description
------------     -----------

     5.1  Opinion  of  Amy  Trombly,  Esq.

     23.1 Consent  of  Counsel  (included  in  Exhibit  5.1).

     23.2 Consent  of  Auditor

     99.1 Consulting  Agreement  between  the  Registrant and Luminary Ventures,
          Inc.

ITEM  9.  UNDERTAKINGS.

The  undersigned  Registrant  hereby  undertakes:

1. To file, during any period in which it offers or sells securities are being made, a post-effective amendment to this registration statement to:

          (i) Include any additional or changed material information with respect to the plan of distribution.

2. For determining liability under the Securities Act of 1933, that each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering .

3. File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in form of prospectus filed by the Registrant under Rule 424(b)(1), or (4) or 497(h) under the Securities
Act as part of this registration statement as of the time the Commission declared it effective.

For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.


SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorize, in the City of Long Beach, State of California, on March 11, 2004.

NEWAVE,  INC.

By:  /s/  Michael  Hill
     ------------------
Michael  Hill,  Chief  Executive  Officer



Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated:


         Signature               Title                        Date
------------------             ----------                    ----


/s/  Michael  Hill           Chief  Executive  Officer         March 11, 2004
------------------
Michael  Hill

/s/  Michael  A.  Novielli   Director/Chairman of the Board    March 11, 2004
--------------------------
Michael  A.  Novielli

/s/Barrett  Evans            Director                          March 11, 2004
-----------------
Barrett  Evans

/s/Douglas  H.  Leighton     Director                          March 11, 2004
------------------------
Douglas  H.  Leighton

/s/  Theodore  J.  Smith     Director                          March 11, 2004
------------------------
Theodore  J.  Smith